                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, dated as of July 1, 1998 between SCOTT PIANIN (the "Executive") and PERISCOPE SPORTSWEAR, INC., a Delaware corporation (the "Company").

     1.  Term of Agreement. Subject to the terms and conditions hereof, the term
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of employment of the Executive under this Employment Agreement shall be for the period commencing on July 1, 1998 (the "Commencement Date") and terminating on June 30, 2001, unless sooner terminated as provided in accordance with the provisions of Section 6 hereof or extended in accordance with the provisions of
Section 6 hereof. (Such term of employment is herein sometimes called the "Employment Term".

     2.  Employment. As of the Commencement Date, the Company hereby agrees to
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employ the Executive as Vice President and Chief Operating Officer and the
Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

     3.  Duties and Responsibilities.  Executive shall be Executive Vice
         ---------------------------
President and Chief Operating Officer during the Employment Term. Executive shall report to and be subject to the direction of the President and shall perform such duties consistent with his title and position as may be assigned to him from time to time by the President. During the Employment Term, Executive shall devote his full time, skill, energy and attention to the business of the Company and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.
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    4.   Compensation.
         ------------

         (a) Base Compensation. The Company shall pay to Executive a salary at the rate of $184,000 per year payable in such manner as it shall determine, but in no event any less often than monthly, less withholding required by law and other deductions agreed to by Executive.

         (b) Incentive Compensation. The Company shall pay to Executive, as additional compensation during each year of the Employment Term ("Incentive Compensation"), the following amounts:

               (i) One percent (1%) of the annual net sales of the Company up to the sum of Five Million ($5,000,000.00) Dollars;

               (ii) Two and one half percent (2 1/2%) of the annual net sales of the Company in excess of Five Million ($5,000,000.00) Dollars; and

               (iii) An additional one percent (1%) of annual net sales in excess of $15,566,022. Should Executive's annual net sales exceed Nineteen Million ($19,000,000.00) Dollars, then the amount described in this paragraph 4(b)(iii) shall be retroactively adjusted to reflect a two percent (2%) Incentive Compensation rate for those annual net sales in excess of $15,566,022.

     The percentage Incentive Compensation referenced herein shall not be cumulative and shall apply only to Net Sales made to those accounts listed on Schedule "A" annexed hereto as such schedule may be amended from time to time to reflect additional customers of the Company secured and serviced by Executive.

     Incentive Compensation shall be paid monthly. "Net Sales" as used herein shall mean the gross invoice price of products actually sold and shipped by the Company to its customers


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less any discounts, credits, return and chargebacks actually granted. In the event goods are not shipped for any reason whatsoever, said goods shall not be included within the term "net sales." All sales must be authorized by Glenn Sands, in writing, prior to the accepting thereof. Any authorization of Glenn Sands which is not granted or denied within seven (7) days shall be deemed approved. In the event that goods are shipped subsequent to the expiration or termination of this agreement for any reason whatsoever including a termination for cause or death, Executive shall be entitled to receive any and all compensations thereon as if this Agreement was in full force and effect for orders received prior to said termination. In the absence of any agreement to the contrary, any and all obligation to pay Incentive Compensation hereunder on sales made by Executive subsequent to the expiration or termination of this Agreement shall otherwise cease as of the date of termination.

     There shall be no variance from the Incentive Compensation structure provided by this Agreement without the express written agreement of the parties hereto.

     The Incentive Compensation rates listed herein do not apply to sales made by the Company or its affiliates pursuant to various buying agent agreements entered into between the Company (and/or its subsidiaries or affiliates) and its clients. For purposes hereunder, the term "buying agent" shall reference those situations wherein the Company in the ordinary course of business bills its client only for a sales commission rather than for the actual goods sold. In situations where the Company is acting as a buying agent and receiving solely a commission, Executive shall receive a flat amount of Incentive Compensation at the rate of one percent (1%) of the sales price of the goods sold. Such Incentive Compensation is due and payable only when the Company itself receives payment from the client. Incentive


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Compensation shall be limited solely to sales to those clients set forth in
Schedule "A" annexed hereto as such schedule may be amended from time to time as set forth above.

     With respect to Incentive Compensation earned under this Agreement during 1998, amounts earned and paid pursuant to Sections 6(a)(ii) and 6(c) of the Consulting Agreement dated as of November 1, 1996 between Periscope I Sportswear, Inc., a New York corporation, and S.R.P. Sales, Inc., a New York corporation, shall be subtracted from amounts earned under this Section 4(b).

     5.  Expenses and Benefits.
         ---------------------

         (a) The Company shall, consistent with its policy of reporting and reimbursement of business expenses, reimburse Executive for such ordinary and necessary business related expenses as shall be incurred by Executive in the course of the performance of his duties under this Agreement.

         (b) Executive shall be eligible to participate to the extent that he qualifies in all benefit plans, including without limitation, pension, term life insurance, hospitalization, medical insurance and disability plans as are made available from time-to time to executives of the Company.

         (c) Executive shall be entitled to four weeks of paid vacation annually, which shall be taken in accordance with the procedures of the Company in effect from time-to-time.

     6.  Termination.
         -----------

         (a) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event Executive suffers an injury, illness or incapacity of such character as to substantially disable him from performing his duties


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

hereunder for a period of more one hundred eighty (180) consecutive days upon the Company giving at least thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving full payment under this Agreement.

         (b) This Agreement shall terminate upon the death of Executive.

         (c) The Company may terminate this Agreement at any time because of
(i) Executive's material breach of any term of this Agreement or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise.

     7.  Revealing of Trade Secrets, etc. Executive acknowledges the interest of
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the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain, or (c) information required to be disclosed by law.

     8.  Covenants Not to Compete.  During the Employment Term the Executive
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shall not, directly or indirectly in any manner, engage in any business which competes with any business conduced by the Company and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so


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engaged, (provided, however, that nothing herein shall prohibit the Executive from owning not more than three (3%) percent of the outstanding stock of any publicly held corporation). In addition, during the Employment Term and for a period of one year thereafter, the Executive shall not, directly or indirectly, in any manner (i) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity or
(ii) persuade or attempt to persuade any current or former customer or contractor to reduce the amount of business it does or intends or anticipates doing with the Company.

     9.   Opportunities.  During his employment with the Company, and for one
          -------------
year thereafter, Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

     10.  Survival. In the event that this Agreement shall be terminated, then
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notwithstanding such termination, the obligations of Executive pursuant to
Sections 7 and 8 of this Agreement shall survive such termination.

     11.  Contents of Agreement, Parties in Interest, Assignment, etc. This
          -----------------------------------------------------------
Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by


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

Executive. This Agreement shall not be amended except by a written instrument duly executed by the parties.

     12.  Severability. If any term or provision of this Agreement shall be
          ------------
held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceabiltiy without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforcable term or provision had not been contained herein.

     13.  Notices. Any notice, request, instruction or other document to be
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given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

             If to the Company
              addressed to:       Periscope Sportswear, Inc.
                                  1407 Broadway
                                  Suite 620
                                  New York, NY 10018

              with a copy to:     Morse, Zelnick, Rose & Lander, LLP
                                  450 Park Avenue
                                  New York, New York 10022
                                  Attn:  George Lander, Esq.

              If to Executive
               addressed to:      Scott Pianin
                                  360 East 72/nd/ Street
                                  New York, New York 10021

or to such other address as the one party shall specify to the other party in writing.


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            14.  Counterparts and Headings. This Agreement may be executed in
                 -------------------------
one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                      PERISCOPE SPORTWEAR, INC.

                                      By: /s/ Glenn Sands
                                         ---------------------
                                             GLENN SANDS

                                      /s/ Scott Pianin
                                      -----------------------
                                        SCOTT PIANIN


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

                                  SCHEDULE A

Walmart                               No Name
B.J. Wholesale                        Norstan
Aldens                                Petrie Plus
Ann & Hope                            Ross Stores
C.R. Anthony                          Retail Spec.
Ames                                  Sclottensteins
Army                                  Stuarts
J. Byrons                             Sycamore
Behr                                  Sears
Bealls                                Target
Bradlees                              Uptons
Caldors                               Vanity
Dress Barn                            Venture
Filene's Basement                     Vogue Body
Fred Meyer                            Warner
Family Dollar                         Winkleman's
Goody's                               Steinbachs
G&G                                   Brauns
Gateway                               Hart
General Textile                       Sprouse
Grandpa Pigeons                       Variety Wholesale
Half Price Stores                     Van Heusen
Joyce Leslie                          Price Club
Kohl's                                Avon (Newport News)
Lane Bryant                           Margos
Limited Express                       Maurices
La Monts                              ARG
Marshalls                             Bob's Stores
Mervyns                               County Seat
Meijen                                Stein Mart
Mariposa                              The I.D.
Montgomery Ward                       Pamida
Nordstrom                             Penn Fashions
Newton                                QVC
Nany                                  Women's World
                                      Weiner Stores
                                      Casual Corner
                                      Casual Corner Outlet
                                      Petite Sophisticate
                                      August Max


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